                                                                       Exhibit 3


                             SHAREHOLDER AGREEMENT


          SHAREHOLDER AGREEMENT (this "Agreement"), dated  January 27, 1998, by
                                       ---------
and among The Sage Group plc, a company organized under the laws of England ("Parent"), Rose Acquisition Corp., a Delaware corporation and a direct and
--------
indirect wholly-owned subsidiary of Parent (the "Purchaser") and each of David
                                                 ---------
W. Hanna, George Riviere and Jeffrey E. Gold (each in his individual capacity, the "Shareholder", and collectively, the "Shareholders").
     -----------                          ------------

          WHEREAS, each of the Shareholders is, as of the date hereof, the record and beneficial owner of the shares of common stock, no par value (the "Common Stock"), of State of the Art, Inc., a California corporation (the
 ------------
"Company") set forth on Annex I hereto;
 -------

          WHEREAS, Parent, the Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the
      ----------------
acquisition of the Company by Parent by means of a cash tender offer (the "Offer") for all of the outstanding shares of Common Stock and for the
 -----
subsequent merger (the "Merger") of the Purchaser with and into the Company upon
                        ------
the terms and subject to the conditions set forth in the Merger Agreement; and

          WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement, and in order to induce Parent and the Purchaser to enter into the Merger Agreement, the Shareholders have agreed to enter into this Agreement.

          NOW, THEREFORE, in consideration of the execution and delivery by Parent and the Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.  Representations and Warranties of the Shareholder.  Each
                      -------------------------------------------------
of the Shareholders hereby represents and warrants to Parent and the Purchaser, severally and not jointly, as follows:

          (a) Such Shareholder is the record and beneficial owner of the shares of Common Stock (as may be adjusted from time to time pursuant to Section 6 hereof, the "Shares") set forth opposite his name on Annex I to this Agreement.
             ------

          (b) Such Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (c) This Agreement has been validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (d) Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will violate any other agreement to which such Shareholder is a party.

          (e) The Shares and the certificates representing the Shares owned by such Shareholder are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          SECTION 2.  Representations and Warranties of Parent and the
                      ------------------------------------------------
Purchaser.  Each of Parent and the Purchaser hereby, jointly and severally,
---------
represents and warrants to the Shareholder as follows:

          (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of England, the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (b) This Agreement has been duly authorized, executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (c) Neither the execution and delivery of this Agreement nor the consummation by each of Parent and the Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which each of Parent and the Purchaser is a party or bound. The consummation by each of Parent and the Purchaser of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to either Parent or the Purchaser, except for any necessary filing under the HSR Act or state takeover laws.

          SECTION 3.  Purchase and Sale of the Shares.  Each of the Shareholders
                      -------------------------------
hereby agrees that it shall
tender the Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer pursuant to Section
1.1 of the Merger Agreement, and that such Shareholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired. The Purchaser hereby agrees to purchase all the Shares so tendered at a price per Share equal to $22.00 per Share or any higher price that may be paid in the Offer; provided,
                                                                       --------
however, that the Purchaser's obligation to accept for payment and pay for the
-------
Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

          SECTION 4.  Transfer of the Shares.  Prior to the termination of this
                      ----------------------
Agreement, except as otherwise provided herein, none of the Shareholders shall:
(i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby.

          SECTION 5.  Grant of Irrevocable Proxy; Appointment of Proxy.
                      ------------------------------------------------

          (a) Each of the Shareholders hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the Shareholders of the Company
(i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company; provided, however,
                                                            --------  -------
that such irrevocable proxy shall be immediately revoked if, in accordance with
Section 1.1(d) of the Merger Agreement, the Purchaser waives the Minimum Condition (as defined in the Merger Agreement) and accepts for payment the Revised Minimum Number of Shares (as defined in the Merger Agreement).

          (b) Such Shareholder represents that any proxies heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

          (c) Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 8 hereof, is intended to be irrevocable in accordance with the provisions of Section 705 of the California General Corporation Law.

          SECTION 6.  Certain Events.  In the event of any stock split, stock
                      --------------
dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by the Shareholder, the number of Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by each of the Shareholders.

          SECTION 7.  Certain Other Agreements. Each of the Shareholders will
                      ------------------------
notify the Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Shareholder or its officers, directors, employees, investment bankers, attorneys, accountants or other agents, if any, in each case in connection with any Acquisition Proposal or Acquisition Proposal Interest (as such terms are defined in the Merger Agreement) indicating, in connection with such notice, the name of the person indicating such Acquisition Proposal Interest and the terms and conditions of any proposals or offers. Each of the Shareholders agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal Interest. Such Shareholder agrees that it shall keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal Interest. Such Shareholder agrees that it will not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, or (ii) in the event of an unsolicited written Acquisition Proposal engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Acquisition Proposal.

          SECTION 8.  Further Assurances.  Each of the Shareholders shall, upon
                      ------------------
request of Parent or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or the Purchaser to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 5 hereof in Parent.

          SECTION 9.  Termination.  Subject to Section 5(a) hereof, this
                      -----------
Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) six months following the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement); provided, however, that
                                                     --------  -------
Sections 8 and 10 shall survive any termination of this Agreement.

          SECTION 10.  Expenses.  All fees and expenses incurred by any one
                       --------
party hereto shall be borne by the party incurring such fees and expenses.

          SECTION 11.  Public Announcements.  Each of the Shareholders, the
                       --------------------
Parent and the Purchaser agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be
                                  --------  -------
made without obtaining such prior consent if (i) the disclosure is required by law, and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

          SECTION 12.  Miscellaneous.
                       -------------

          (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

          (b) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

               (A) if to the Shareholders, to:

                    State of the Art, Inc.
                    56 Technology Drive
                    Irvine, California  92618-2301
                    Telephone:(714)753-1222 x3800
                    Facsimile:(714)753-1596
                    Attention: David W. Hanna

               with a copy to:

                    Fenwick & West
                    Two Palo Alto Square
                    Palo Alto, California  94306
                    Telephone: (650)494-0600
                    Facsimile: (650)494-1417
                    Attention: Scott Spector

                    State of the Art, Inc.
                    56 Technology Drive
                    Irvine, California  92618-2301
                    Telephone: (714) 450-3857
                    Facsimile: (714) 753-7884
                    Attention: George Riviere

               with a copy to:

                    Fenwick & West
                    Two Palo Alto Square
                    Palo Alto, California  94306
                    Telephone: (650)494-0600
                    Facsimile: (650)494-1417
                    Attention: Scott Spector


                    5085 Grosvenor Circle
                    Granite Bay, California  95746
                    Telephone: (916) 791 7738
                    Facsimile: (916) 791-2683
                    Attention: Jeffrey E. Gold

               with a copy to:

                    Fenwick & West
                    Two Palo Alto Square
                    Palo Alto, California  94306
                    Telephone: (650)494-0600
                    Facsimile: (650)494-1417
                    Attention: Scott Spector

               and

               (B) if to Parent or the Purchaser, to:

                    The Sage Group plc
                    Sage House
                    Benton Park Road
                    Newcastle Upon Tyne
                    NE7 7LZ
                    Telephone: 191-255-3000
                    Facsimile: 191-255-0306
                    Attention: Paul A. Walker
               with a copy to:

                    Skadden, Arps, Slate, Meagher
                     & Flom LLP
                    Four Embarcadero Center, Suite 3800
                    San Francisco, California 94111-4114
                    Telephone:  (415) 984-6400
                    Facsimile:  (415) 984-2698
                    Attention:  Kenton J. King, Esq.

          (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          (e) This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

          (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

          (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h) If any term, provision, covenant or restriction herein is held by a court of competent juris-diction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (i) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in San Francisco, California. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court sitting in San Francisco, California and to service of process upon it in the manner set forth in Section 12(b) hereof.

          (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          IN WITNESS WHEREOF, Parent, the Purchaser and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                    THE SAGE GROUP PLC


                    By: /s/ Paul Walker
                       ----------------------------------
                       Name:  Paul Walker
                       Title: Chief Executive Officer


                    ROSE ACQUISITION CORP.


                    By: /s/ Paul Walker
                       ----------------------------------
                       Name:  Paul Walker
                       Title: Vice President and Secretary


                    DAVID W. HANNA

                     /s/ David W. Hanna
                    -------------------------------------


                    GEORGE RIVIERE

                     /s/ George Riviere
                    -------------------------------------


                    JEFFREY L. GOLD

                     /s/ Jeffrey L. Gold
                    -------------------------------------

                                    ANNEX I


                       Ownership of Company Common Stock

1.    David W. Hanna                                             110,811 Shares

2.    George Riviere                                             700,221 Shares

3.    Jeffrey E. Gold                                            479,836 Shares
